INVESTOR CONTACT:
Jeff Boldt (650) 786-0333
jeff.boldt@sun.com

MEDIA CONTACT:
May Goh Petry (650) 786-0034
may.petry@sun.com

INDUSTRY ANALYST CONTACT:
Joanne Masters (650) 786-0847
joanne.masters@sun.com

SUN MICROSYSTEMS REPORTS PRELIMINARY THIRD QUARTER RESULTS AND ANNOUNCES RESTRUCTURING

SANTA CLARA, Calif. — April 2, 2004 — Sun Microsystems, Inc. (NASDAQ: SUNW), a leader in systems and solutions that make the Net work, reported today that it will be taking actions to further reduce its cost structure by reducing headcount and restructuring its global property portfolio. Additionally, the company announced it will be incurring a non-cash charge to increase the valuation allowance for its net deferred tax assets.

Sun also announced that based on preliminary financial results, it expects revenue for its third quarter ended March 28, 2004 to be approximately $2.65 billion. Net loss on a GAAP basis will be in the range of $750 million and $810 million, or a net loss per share range of $0.23 to $0.25. This GAAP loss includes charges of approximately $350 million for an increase in the valuation allowance for deferred tax assets, and approximately $200 million for workforce and real estate restructuring. Excluding these charges, on a non-GAAP basis, net loss for the quarter would range between $200 million and $260 million, or a net loss per share range of $0.06 to $0.08.

Positive cash flow from operations for the quarter is expected to exceed $300 million, and the balance of cash and marketable debt securities is estimated to increase to approximately $5.5 billion.

As part of the restructuring program, Sun’s workforce will be reduced by approximately 3,300 people. As a result of both the headcount and property portfolio capacity reductions, the Company expects to record a total charge of approximately $475 million spread over the next several quarters, inclusive of the approximate $200 million charge in the third quarter preliminary results.

In another announcement today, Sun Microsystems and Microsoft have entered into a broad cooperation agreement and settled all outstanding litigation.

Sun also announced today the promotion of Jonathan Schwartz to President and Chief Operating Officer, effective immediately. Schwartz will report to Scott McNealy who will retain his titles of Chairman and Chief Executive Officer. Most recently, Schwartz served as Sun’s Executive Vice President, Software.

“Over the past three years we have made substantial progress in reducing cost and capacity. We completely revamped our product line, leveraging open source and industry economics while improving product quality and availability. And, we have re-energized our channels and developer communities. Now is the appropriate time to take cost out and drive productivity improvements in anticipation of returning Sun to sustained profitability,” said McNealy. “We experienced year-on-year increases in server unit volumes and will work to monetize this momentum going forward with innovations such as SolarisTM 10 Operating System, UltraSPARC® IV processor-based systems with SunTM Throughput Computing capabilities, our first AMD Opteron-processor based systems and the Sun JavaTM Enterprise System and the Sun JavaTM Desktop System.”

McNealy added, “We are resizing the company to better align our cost structure. Network Computing solutions that solve our customers complex computing problems remains our focus. Continued execution of our strategies will pay-off in revenue generation over the long-run. We are well positioned with the strongest product portfolio in years, a substantial cash and market position, strong channels and partners, and a growing pipeline of customers who are demanding more Sun products and solutions.”

Steve McGowan, Sun’s Chief Financial Officer and Executive Vice President, Corporate Resources, said “These actions are confirmation of our commitment to continue reducing our cost structure, and with execution on our technology and sales strategy, position the company to achieve our financial goals in fiscal year 2005. We have financial strength as evidenced by our cash generation this quarter and our cash and marketable debt securities balance of approximately $5.5B.”

Sun has scheduled a conference call today, April 2, 2004 to discuss its earnings expectations for Q3 fiscal year 2004 at 5:30am (PT), which is being broadcast live at www.sun.com/investors.

About Sun Microsystems, Inc.
Since its inception in 1982, a singular vision — “The Network Is The ComputerTM” — has propelled Sun Microsystems, Inc. (Nasdaq: SUNW) to its position as a leading provider of industrial-strength hardware, software and services that make the Net work. Sun can be found in more than 100 countries and on the World Wide Web at http://www.sun.com.

This news release contains forward-looking statements regarding the future results and performance of Sun Microsystems, Inc., including statements regarding expectations for third quarter revenue, the ranges for net loss and net loss per share on a GAAP basis, the increase in valuation allowance for deferred tax assets, the charge for workforce and real estate restructuring, the ranges for net loss and net loss per share on a non-GAAP basis, cash flow from operations, cash and marketable securities balance, our working to monetize the momentum from year over year increases in server unit volumes going forward, network computing solutions remaining our focus, continued execution of our strategies paying off in revenue generation over the long-run and our actions, together with execution on our technology and sales strategy, positioning the company to achieve our financial goals in fiscal year 2005. Such statements are just predictions and involve risks and uncertainties such that actual results and performance may differ materially. Factors that might cause such a difference include risks associated with normal quarterly close adjustments, lack of success in the timely development, production and acceptance of new products and services and in technical advancements, lack of success in marketing and distributing our products and services, failure to successfully execute on our technology and sales strategy, increased competition, continued challenging macroeconomic conditions in the U.S. and internationally, including business conditions in the specific markets for Sun’s products, risks associated with implementation of our restructuring and the failure to achieve expected cost savings and improve operating efficiencies. These and other risks are detailed from time to time in Sun’s periodic reports that are filed with the Securities and Exchange Commission, including Sun’s annual report on Form 10-K for the fiscal year ended June 30, 2003 and quarterly reports on Form 10-Q for the fiscal quarters ended September 28, 2003 and December 28, 2003.

Sun, Sun Microsystems, the Sun logo, Solaris, Java, and The Network Is The Computer are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and in other countries. All SPARC trademarks are used under license and are trademarks or registered trademarks of SPARC International, Inc. in the United States and other countries. Products bearing SPARC trademarks are based upon an architecture developed by Sun Microsystems, Inc.